Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708-483-1300 Ext 1331

TreeHouse Foods, Inc. Reports Fourth Quarter 2010 Results

HIGHLIGHTS

•	Full year adjusted earnings per share grew 24.7% from last year
•	Fourth Quarter net sales rose 25.9%
•	Fourth Quarter gross margin increased 147 basis points
•	2011 adjusted earnings per share growth of 12% to 14% expected
•	Vermylen to transition to consulting role as senior advisor effective July 1, 2011

Oak Brook, IL, February 10, 2011 -- TreeHouse Foods, Inc. (NYSE: THS) today reported significantly higher fourth quarter earnings compared to last year, driven by acquisition growth and margin improvements throughout its business segments.  Earnings for the quarter were $0.77 per fully-diluted share compared to $0.66 per fully-diluted share in the fourth quarter of last year.  On an adjusted basis, as described below, fully-diluted earnings per share improved 2.6% to $0.80 compared to $0.78 last year.

The reported results for the fourth quarter of 2010 included unusual items that affected the quarterly and full year comparisons.  The first item relates to acquisition and integration costs from the acquisitions of Sturm Foods and S.T. Specialty Foods of $3.4 million ($0.06 per share).  The second item relates to a $0.03 per share gain on the mark to market adjustment of an interest rate swap agreement while the third item is a $0.01 per share loss on the translation of an intercompany note between the United States and Canada.  The final item is an adjustment to infant feeding charges previously disclosed.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Diluted EPS from continuing operations as reported	$0.77	$0.66	$2.51	$2.48
Non-cash trade name impairment	-	0.14	-	0.14
Acquisition and integration costs	0.06	0.04	0.28	0.04
Canadian tax deduction timing benefit	-	(0.04)	-	(0.04)
Mark to market adjustment on interest rate swap	(0.03)	(0.02)	(0.08)	(0.04)
(Gain) loss on intercompany note translation	0.01	(0.01)	0.02	(0.10)
Gain on insurance settlement for fixed assets	-	-	-	(0.26)
Curtailment of post retirement benefits plan	-	-	(0.05)	-
Product rationalization	(0.01)	0.01	0.10	0.01

Adjusted diluted EPS	$0.80	$0.78	$2.78	$2.23

Commenting on the results, Sam K. Reed, Chairman and CEO, said, “We had an outstanding year, highlighted by the strategic acquisitions of Sturm Foods and S.T. Specialty Foods, as well as solid core operating performance from our legacy businesses.  Our fourth quarter results surpassed our expectations, and we are eager to build on this momentum in 2011.  Our new information system went live successfully on February 1, thanks to the hard work of our implementation teams.  We are already seeing the benefits of the work our teams put in on process improvements and data consistency.”

Adjusted operating earnings before interest, taxes, depreciation, amortization and other non-cash or unusual items (Adjusted EBITDA, reconciled to net income, the most directly comparable GAAP measure, appears on the attached schedule) increased 41.3% to $82.8 million in the quarter compared to $58.6 million in the same period last year.  The increase is primarily due to higher sales driven by the acquisition of Sturm Foods in the first quarter of 2010.

Net sales for the fourth quarter totaled $509.5 million compared to $404.8 million last year, an increase of 25.9%.  Excluding acquisitions and retail infant feeding products, sales would have increased by 1.8% demonstrating continued demand for the Company’s private label products in the grocery segment.  North American Retail Grocery sales increased 35.1% (up 1.0% excluding acquisitions and infant feeding products) primarily due to higher sales of salad dressings and sauces.  Sales within the Food Away From Home segment increased 7.9% (up 1.7% excluding acquisitions) as conditions are beginning to improve in the food away from home marketplace.  Industrial and Export sales were up 8.5% (up 4.8% excluding acquisitions) due to higher sales of bulk powder.

Total gross margins for the quarter improved by 147 basis points to 24.8% compared to 23.3% last year.  North American Retail Grocery operating income margins improved due to internal operating efficiencies, improved product mix, and pricing.  Food Away From Home gross margins were consistent with last year’s fourth quarter at 16.5%, while Industrial and Export direct operating income margins improved by 410 basis points to 18.4% due to improved margins resulting from a positive mix of new contract manufactured products.

Selling, distribution, general and administrative expenses were $61.7 million for the quarter, an increase of 18.7% from $52.0 million in the fourth quarter of 2009.  The increase was due primarily to the growth of the Company, as operating expenses decreased as a percent of net sales to 12.1% in the quarter compared to 12.8% in last year’s fourth quarter.

Other operating expense in the quarter totaled $0.3 million compared to an expense of $7.7 million last year.  In the fourth quarter of 2009 the Company wrote down the value associated with its Nature’s Goodness trademark as part of its initiative to focus on private label opportunities within retail grocery.

Interest expense in the quarter was $14.2 million compared to $4.3 million last year, driven by the combination of increased debt to fund the acquisitions of Sturm Foods and S.T. Specialty Foods, and higher borrowing rates associated with the Company’s long term bonds and recently amended and extended credit agreement.

The Company’s fourth quarter effective income tax rate of 34.3% was in line with the full year rate of 33.3%.  Last year’s fourth quarter effective tax rate of 27.1% was much lower than this year’s quarterly rate primarily due to the favorable impact of a Canadian tax rate reduction enacted during the quarter and the acceleration of certain Canadian tax deductions.

Net income for the quarter totaled $28.1 million compared to $22.1 million last year.  Fully-diluted earnings per share from continuing operations for the quarter were $0.77 per share compared to $0.66 per share last year.  Excluding unusual items, adjusted earnings per share from continuing operations for the fourth quarter of 2010 were $0.80, compared to last year’s fourth quarter adjusted earnings per share of $0.78.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells private label and branded products to customers within the United States and Canada.  These products include pickles, peppers, relishes, condensed and ready to serve soups, broths, gravies, jams, spreads, salad dressings, sauces, non-dairy powdered creamers, salsa, aseptic products, infant feeding products, powdered drinks, hot cereals, macaroni and cheese and skillet dinners.

2.
Food Away From Home – This segment sells primarily pickle products, non-dairy powdered creamers, Mexican sauces, aseptic products, hot cereals and refrigerated products and sauces to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers.  These customers either repackage it into single serve packages for the foodservice industry or use it as an ingredient in other foodservice applications.  Export sales are primarily to industrial customers outside North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, as well as direct selling and marketing expenses.  General sales and administrative expenses, including restructuring charges, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the fourth quarter increased by 35.1% to $358.9 million from $265.7 million during the same quarter last year primarily due to the Sturm Foods and S.T. Specialty Foods acquisitions.  Excluding acquisitions and discontinued branded infant feeding, net sales increased 1%.  Unit sales (excluding acquisitions and branded infant feeding) in the retail channel increased 1.3% compared to last year.  Soup sales were slightly above last year with pickles, salsa, sauces, jams and spreads showing good unit growth.  Direct operating income margin improved to 18.5% from 17.2% last year due to positive mix changes.

Food Away From Home segment sales increased 7.9% from last year to $77.9 million primarily due to the acquisition of Sturm Foods.  Excluding Sturm Foods, net sales increased 1.7% as TreeHouse continues to leverage cross selling opportunities despite the sluggishness of the food away from home marketplace.  Direct operating income margin was consistent with the same quarter in the prior year at 16.5%.

Industrial and Export segment sales increased 8.5% to $72.7 million as positive sales mix and the Sturm Foods acquisition offset a reduction in volume.  Direct operating income increased to $13.4 million from $9.6 million last year as the Company developed new contract manufacturing opportunities with more favorable margins.

GUIDANCE FOR 2011

Private label has shown consistent growth potential, not only due to consumers’ demand for quality at a value price point, but because customers also demand quality and differentiation from national brands.  As such, TreeHouse believes that private label products will continue to grow at a faster rate compared to the total food manufacturing sector.  The Company expects revenues this year to grow approximately 12% to 13% from 2010 due to having a full year of sales from the Sturm Foods and S.T. Specialty Foods acquisitions completed last year.  On an organic basis, the Company expects North American Retail Grocery unit sales to increase in the range of 2% to 2.5%.  Gross margins are expected to expand by 100 basis points in 2011 through a combination of improved sales mix and operational efficiencies.  Partially offsetting the higher gross margins will be higher operating expenses, as TreeHouse will have both a full year of costs from acquisitions and higher expenses resulting from its ongoing implementation of new software systems.  Overall, earnings per share are expected to increase to a range of $3.10 to $3.18 per share.

Commenting on the outlook for 2011, Mr. Reed said, “We are very excited about our prospects this year.  We have an array of new products, a much improved information system, exceptional new talent from Sturm Foods and S.T. Specialty Foods, and continued momentum from our customers’ desire to offer high quality and differentiated products for consumers.

“We will continue our relentless focus on winning new business and attacking the center of the P&L through productivity improvements and procurement savings.  We continue to see strong evidence that the private label value proposition is resonating with both customers and consumers and will continue to do so for the foreseeable future,” he continued.

VERMYLEN TO TRANSITION TO CONSULTING ROLE AS SENIOR ADVISOR EFFECTIVE JULY 1, 2011

Mr. David B. Vermylen has announced he will transition from President and Chief Operating Officer of Treehouse Foods effective on July 1, 2011.  Mr. Vermylen will remain on the Board and transition to a consulting role focusing exclusively on the Company’s strategic direction, including go-to-market and general corporate strategies, strategic customer initiatives and acquisition evaluation.  CEO Sam K. Reed will assume the title of President.  Also effective July 1, 2011, Dennis F. Riordan, Chief Financial Officer; Harry J. Walsh, President of Bay Valley Foods; and Thomas E. O’Neill, General Counsel and Chief Administrative Officer of Treehouse Foods will each assume the title of Executive Vice President of TreeHouse and take on additional responsibilities in support of the President.

“I am excited that I will continue to play an active role in the Company’s future in the three areas where I believe I add the most value: strategy, marketing and acquisitions,” said David Vermylen, President and Chief Operating Officer.  Mr. Reed continued, “David will remain an integral partner to me, our management team and the Board.  He will oversee key strategic initiatives as we continue to grow our product portfolio and capitalize on attractive acquisition opportunities.  The depth and breadth of our management structure, enhanced by the creation of three Executive Vice President positions, will ensure our ability to effectively execute strategy and to continue to deliver shareholder value.”

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted diluted earnings per share data contained in this press release reflect adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, and non-recurring items.  Adjusted EBITDA is a performance measure and liquidity measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported income for the three and twelve month periods ended December 31, 2010 and 2009 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding non-recurring items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels.  Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; sugar free drink mixes and sticks, instant oatmeal and hot cereals; macaroni and cheese, skillet dinners and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse’s Form 10-K for the year ended December 31, 2010 discusses some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net sales	$509,463	$404,787	$1,817,024	$1,511,653
Cost of sales	383,294	310,490	1,385,690	1,185,283
Gross profit	126,169	94,297	431,334	326,370
Operating expenses:
Selling and distribution	33,697	27,969	120,120	107,938
General and administrative	28,003	24,078	107,126	80,466
Other operating (income) expense, net	322	7,705	1,183	(6,224)
Amortization expense	7,578	3,427	26,352	13,381
Total operating expenses	69,600	63,179	254,781	195,561
Operating income	56,569	31,118	176,553	130,809
Other (income) expense:
Interest expense	14,218	4,286	45,691	18,430
Interest income	-	(6)	-	(45)
(Gain) loss on currency exchange	542	(2,615)	(1,574)	(7,387)
Other, net	(920)	(847)	(3,964)	(2,263)
Total other expense	13,840	818	40,153	8,735
Income before income taxes	42,729	30,300	136,400	122,074
Income taxes	14,648	8,207	45,481	40,760
Net income	$28,081	$22,093	$90,919	$81,314

Weighted average common shares:
Basic	35,489	32,530	35,079	31,982
Diluted	36,664	33,388	36,172	32,798

Net earnings per common share:
Basic	$0.79	$0.68	$2.59	$2.54
Diluted	$0.77	$0.66	$2.51	$2.48

Supplemental Information:
Depreciation and Amortization	$19,136	$12,411	$69,778	$47,343
Equity Based Compensation	$4,021	$3,352	$15,838	$13,303

Segment Information:
North American Retail Grocery
Net Sales	$358,872	$265,657	$1,247,126	$971,083
Direct Operating Income	$66,518	$45,722	$221,473	$152,849
Direct Operating Income Percent	18.5%	17.2%	17.8%	15.7%

Food Away From Home
Net Sales	$77,899	$72,163	$314,998	$292,927
Direct Operating Income	$12,834	$11,941	$47,751	$36,069
Direct Operating Income Percent	16.5%	16.5%	15.2%	12.3%

Industrial and Export
Net Sales	$72,692	$66,967	$254,900	$247,643
Direct Operating Income	$13,398	$9,559	$45,056	$36,025
Direct Operating Income Percent	18.4%	14.3%	17.7%	14.5%

The following table reconciles net income to adjusted EBITDA for the three and twelve months ended December 31, 2010 and 2009:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net income as reported	$28,081	$22,093	$90,919	$81,314
Interest expense, net	14,218	4,280	45,691	18,385
Income taxes	14,648	8,207	45,481	40,760
Depreciation and amortization	19,136	12,411	69,778	47,343
Equity based compensation	4,021	3,352	15,838	13,303
Non-cash tradename impairment	-	7,600	-	7,600
Gain on insurance settlement for fixed assets	-	-	-	(13,609)
(Gain) loss on intercompany note translation and other	967	(463)	1,476	(4,929)
Mark to market adjustment on interest rate swap	(1,187)	(875)	(4,363)	(2,104)
Acquisition and integration costs	3,398	1,839	15,672	1,839
Curtailment of post retirement benefits plan	-	-	(2,357)	-
Product rationalization	(450)	172	4,886	885

Adjusted EBITDA	$82,832	$58,616	$283,021	$190,787